Exhibit 99.1

deCODE genetics Announces Full-year 2003 Financial Results

Growing revenue, efficient cost structure and strong cash position provide solid basis for advancing drug, diagnostics pipeline

Reykjavik, ICELAND, February 17, 2004 – deCODE genetics (Nasdaq:DCGN) today announced its consolidated financial results for the year ended December 31, 2003. A conference call to discuss the year’s results and recent operating highlights will be webcast live tomorrow, Wednesday, February 18, at 8:00am EST/1:00 pm GMT (details below).

Revenue for the year ended December 31, 2003 was $46.8 million, versus $41.1 million for the full-year 2002. This increase is the result of growth across deCODE’s business, including milestone revenue from the company’s existing product development alliances and the formation of new corporate partnerships. At the close of 2003, the company had $14.0 million in deferred research revenue, which will be recognized over future reporting periods.

Net loss for the year ended December 31, 2003 was $35.1 million, compared to $131.9 million for the full-year 2002. The company’s loss for the full-year 2002 reflects impairment, employee termination costs and other charges of $64.8 million or $1.32 per share. Excluding these charges, net loss for 2003 declined by 48% versus net loss for 2002. This decline reflects increased revenue as well as greater efficiency in the company’s R&D and G&A spending, largely as a result of the streamlining of the company’s operations begun in late 2002.

Basic and diluted net loss per share decreased to $0.68 for the full year 2003 from $2.68 for 2002. This decline reflects the lower net loss for 2003 compared to 2002, as well as a slight increase in the number of shares outstanding at the close of the respective periods. At the close of 2003, the company had approximately 53.9 million shares outstanding.

Research and development expenses for the year 2003 were $63.6 million, compared to $86.6 million for 2002. The decrease principally reflects the substantial productivity gains made in R&D over the past year. These gains have enabled an acceleration in the company’s basic gene and target discovery work while also making available the resources to undertake preparations for clinical work on the company’s lead drug development programs.

Selling, general and administrative expenses for the full-year 2003 were $17.0 million, compared to $21.7 million for the full year 2002. This decrease was the result principally of the implementation of the streamlining of operations begun in late 2002.

At the close of 2003, the company had $74.7 million in cash and cash equivalents, including $6 million in restricted cash. In 2003, the company’s cash balance decreased by $18.6 million.

“In 2003 we made significant progress in advancing and expanding our pipeline of drugs and diagnostics in major diseases, at the same time building a solid, integrated business capable of bringing a range of products all the way to the market. Over the past year we succeeded in our twin financial goals of continuing to increase revenue while sharply reducing our cash burn. We did this in large measure through substantial improvements in R&D productivity, enabling us to reduce costs at the same time as we have accelerated our target discovery work and advanced our lead therapeutic programs towards the clinic,” said Kari Stefansson, CEO of deCODE.

“This year we are focused on accelerating the development of our lead drug and diagnostics programs. In the coming weeks we expect to begin an information-rich Phase IIa clinical trial of DG031, the compound we in-licensed late last year. This trial will examine efficacy in reducing indicators of vascular inflammation, preparatory to a multi-center Phase III trial for the prevention of heart attack. In our drug development program in PAOD, we expect to file an IND on our lead candidate and to initiate clinical trials in humans by early 2005. In diagnostics, we are working with our partners at Roche to launch a DNA-based test predictive of risk for osteoporosis through a reference laboratory. We are also pursuing new partnerships, through which we aim to continue to generate both near-term revenue as well as long-term product-driven value from our integrated capabilities in human genetics and clinical development,” Dr. Stefansson added.

Fourth quarter results

Revenue for the quarter ended December 31, 2003 was $11.7 million, compared to $17.4 million for the same period in 2002. The 2002 figure includes $6.3 million representing the totality of revenue recognized under the company’s contract with Applied Biosystems Group terminated in 2002. Excluding this amount, revenue for the fourth quarter 2002 was $11.1 million. Research and development expenses for the fourth quarter 2003, which include one-time costs related to the in-licensing of DG031, declined to $16.1 million from $20.0 million for the same period in 2002. For the fourth quarter of 2003, selling, general and administrative expenses were $5.0 million versus $7.4 million for the 2002 period. Net loss for the fourth quarter 2003 was $10.6 million, compared to $10.9 million for the fourth quarter 2002. Excluding the impact of the $6.3 million in revenue related to the termination of the ABG contract, net loss for the fourth quarter of 2003 declined by 38% versus the same quarter of 2002. This reduction reflects primarily the operational efficiencies achieved by the company since late 2002.

Year 2003 highlights include:

Drug Discovery and Development

•                  DG031 and heart attack. In its proprietary program in heart attack, deCODE in November acquired world-wide development rights from Bayer for DG031, a compound designed to inhibit the 5-lipoxygenase activating protein, or FLAP. deCODE has linked variations in the gene encoding FLAP to a twofold increased risk of heart attack and stroke. FLAP is involved in modulating the production of leukotrienes, which have been shown to contribute to inflammation in vessel walls and in atherosclerotic plaques. deCODE believes that inhibiting FLAP may limit this inflammatory cascade and thus the likelihood of plaque rupture, the event directly preceding heart attack and the most common form of stroke. deCODE plans to begin testing DG031 in a Phase IIa clinical trial in Iceland to gauge the compound’s effectiveness in reducing levels of biomarkers associated with vascular inflammation. This trial would then be followed by a multicenter Phase III study to examine the compound’s effectiveness in preventing heart attack.

•                  PAOD. In its proprietary drug development program in peripheral arterial occlusive disease (PAOD), the company in 2003 generated lead series compounds and began in vivo pharmacology studies. This year the company expects to complete its preclinical work on its lead compound and to file an IND. The company expects to begin clinical trials in PAOD by early 2005.

•                  Obesity. Under its alliance with Merck to develop novel treatments for obesity, deCODE last year announced the isolation of three genes associated with obesity. The first gene, identified through genotypic analysis involving more than 1000 women participants in the company’s obesity program, predisposes in one form to obesity and in another form to thinness. In December, the company announced the identification of obesity-linked haplotypes in two other genes, one involved in regulating how the body stores and uses energy, and the other in the regulation of appetite. deCODE and Merck are applying these discoveries in their drug discovery program in obesity.

•                  Stroke and schizophrenia. In 2003 deCODE completed high-throughput screening and initiated medicinal chemistry work on lead series of compounds to inhibit the activity of PDE4D, the enzyme coded for by the gene the company has linked to an increased risk of stroke. In its drug discovery program in schizophrenia, the company’s screening campaign has identified promising hits, pointing towards the generation of lead series of compounds that may increase signalling between Neuregulin 1 and the ErbB4 receptor, key components of the pathway the company identified through its gene discoveries in schizophrenia. Both of these projects have been advanced under the company’s therapeutics alliance with Roche.

Diagnostic Development

•                  Osteoporosis. In its population genetics research on osteoporosis, deCODE identified a series of SNPs within the BMP2 gene which confer a several-fold increased risk of osteoporosis. These variations contribute to decreased bone mass density in later life — the hallmark of osteoporosis — as well as to an increased risk of bone fractures, one serious and frequent result of the disease. With partner Roche Diagnostics, deCODE is working to utilize this discovery to develop a DNA-based test that can identify those at particular risk of the disease. The companies are working to begin offering such a test through a reference laboratory later this year.

•                  Heart attack. In October, deCODE and Roche Diagnostics announced that they would be working to develop a DNA-based diagnostic test based upon deCODE’s discovery of two haplotypes in a gene associated with significant increased risk of heart attack. The goal of such a test would be to identify individuals with an elevated risk of the disease, as a means of enabling more effective and timely measures of prevention, including both lifestyle changes and appropriate medications.

•                  Pharmacogenomics of asthma, hypertension. In December, deCODE announced the achievement of milestones under its alliance with Roche Diagnostics for the discovery of gene expression assays that can predict responsiveness to common treatments for asthma and hypertension. These assays can predict, with an average accuracy of 85%, which patients will or will not respond to leading classes of drugs used to treat these diseases. The companies are working to turn these assays into novel diagnostic tests that can assist doctors in selecting the best treatment options for individual patients.

New Partnerships

•                  IBM. deCODE and IBM formed an alliance to deliver a set of integrated applications, technologies, and services for analyzing, managing and storing genetic, genealogical and clinical data. Under the three-year agreement, deCODE and IBM will jointly market and sell deCODE’s Clinical Genome Miner (CGM) Discovery™ system running on IBM hardware and software.

•                  Vertex. The company signed an agreement with Vertex Pharmaceuticals under which deCODE will gather and analyze pharmacogenomic data as part of clinical trials its subsidiary Encode conducts on Vertex developmental compounds. Based upon the results of work under this agreement, the companies may extend their collaboration to the development and commercialization of pharmacogenomic tests.

•                  FSMA. In February, deCODE and Families of Spinal Muscular Atrophy (FSMA) signed an agreement aimed at developing a new therapeutic compound for SMA. Using promising compounds identified through previous FSMA-funded gene and drug discovery work, deCODE’s Chicago-based pharmaceuticals group is working to identify the most promising lead compounds, optimize these compounds, and conduct the medicinal chemistry and scale-up work to develop a potentially effective new drug ready for clinical trials.

Finance and Operations

•                  Cash position. At December 31, 2003, the company had $74.7 million in cash and cash equivalents, including $6 million in restricted cash. In 2003, the company’s cash balance decreased by $18.6 million.

About deCODE

deCODE is using population genetics to create a new paradigm for healthcare. With its uniquely comprehensive population data, deCODE is turning research on the genetic causes of common diseases into a growing range of products and services — in pharmaceuticals, gene and drug discovery, DNA-based diagnostics, pharmacogenomics, bioinformatics, and clinical trials. deCODE’s pharmaceuticals group, based in Chicago, and deCODE’s biostructures group, based in Seattle, conduct downstream development work on targets derived from deCODE’s proprietary research in human genetics as well as contract service work for pharmaceutical and biotechnology companies. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Conference Call Information

A conference call, during which deCODE President and CEO Kari Stefansson and Executive Vice President and Senior Business Officer Hannes Smarason will discuss last year’s financial results and recent operating highlights, will be webcast tomorrow, Wednesday, February 18, at 8:00am EST/1:00 pm GMT. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, through www.streetevents.com, or, for non-subscribers to StreetEvents, on www.companyboardroom.com. A replay of the call will be available on these websites for the following week. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 721088.

Full-Year Condensed Consolidated Statements of Operations

	For the years ended December 31,
	2003	2002	2001
	(in thousands, except share and per share amounts)
Revenue	$46,811	$41,065	$26,099
OPERATING EXPENSES
Research and development, including cost of revenue	63,640	86,641	70,954
Selling, general and administrative	17,004	21,656	12,402
Impairment, employee termination costs and other charges	951	64,790	0
Total operating expense	81,595	173,087	83,356
Operating loss	(34,784)	(132,022)	(57,257)
Interest income	1,151	2,954	6,925
Interest expense	(3,478)	(3,079)	(440)
Other non-operating income (expense), net	1,988	(72)	(1,675)
Net loss before cumulative effect of change in accounting principle	(35,123)	(132,219)	(52,447)
Cumulative effect of change in milestone recognition principle	0	333	0
Net loss	(35,123)	(131,886)	(52,447)
Net loss available to common Shareholders	$(35,123)	$(131,886)	$(52,447)
Basic and diluted net loss per share:
Net loss before cumulative effect of change in accounting principle	$(0.68)	$(2.69)	$(1.26)
Cumulative effect of change in milestone revenue recognition method	0	0.01	0
Net loss	$(0.68)	(2.68)	$(1.26)

Shares used in computing basic and diluted net loss per share	51,476,172	49,098,254	41,634,009
Pro forma amounts assuming new milestone revenue recognition method is applied retroactively:

Revenue			$23,182

Net loss			(55,364)

Basic and diluted net loss per share			(1.33)

Fourth Quarter Condensed Consolidated Statements of Operations

	For the quarters ended December 31,
	2003	2002
	(in thousands, except share and per share amounts)
Revenue	$11,670	$17,383 (1)
OPERATING EXPENSES
Research and development, including cost of revenue	16,124	20,007
Selling, general and administrative	5,029	7,421
Impairment, employee termination costs and other charges	45	0
Total operating expense	21,198	27,428
Operating loss	(9,528)	(10,045)
Interest income	254	685
Interest expense	(875)	(880)
Other non-operating income (expense), net	(414)	(632)
Net loss	$(10,563)	$(10,872)

Basic and diluted net loss per share	$(0.20)	$(0.21)

Shares used in computing basic and diluted net loss per share	51,898,113	50,794,601

(1)  Includes $6.3 million representing the totality of revenue recognized under the company’s contract with Applied Biosystems Group terminated in 2002. For further detail please consult the company’s 2002 Annual Report on Form 10-K.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission.  deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.